Exhibit 23.3

SLR International Corporation 1658 Cole Blvd, Suite 100, Lakewood, Colorado, 80401

November 13, 2026

Consent of Qualified Person

Re: Registration Statement on Form S-1 of Westwater Resources, Inc. (the “Company”)

SLR International Corporation (“SLR”), in connection with the Company’s Registration Statement on Form S-1 and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

●	the incorporation by reference by the Company and use of the technical report titled “Technical Report Summary on the Coosa Project, Coosa County, Alabama, USA” (the “Technical Report Summary”), with an effective date of September 30, 2023 and dated December 11, 2023, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), as an exhibit to and referenced in the Registration Statement;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Registration Statement and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

SLR is responsible for authoring, and this consent pertains to, the Technical Report Summary.

SLR International Corporation

Per:

/s/ Grant A. Malensek

Grant A. Malensek, M.Eng., P.Eng.
Technical Director – U.S. Mining Advisory